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                                                                    EXHIBIT 99.1

                       AMERUS GROUP SHAREHOLDERS APPROVE
                  ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK


     DES MOINES, Iowa (March 27, 2001)--AmerUs Group (NYSE:AMH) today announced that its proposal to issue up to 10.3 million shares of common stock in conjunction with the acquisition of Indianapolis Life Insurance Company was approved at a special meeting of shareholders. Of those shareholders voting on the proposal, 97 percent voted in favor of the proposal.

     As part of the process in completing the acquisition, the Indiana Insurance Commissioner held public hearings related to Indianapolis Life's plan of conversion and proposed acquisition of control by AmerUs Group on March 20 and 22, respectively. The Commissioner is expected to issue rulings within the next 30 days. Indianapolis Life will hold a special meeting of members on April 17, 2001. Subject to regulatory, member and other approvals, AmerUs Group expects to complete the transaction by the end of the second quarter of 2001.

     AmerUs Group Co. is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing, underwriting and distributing individual life insurance and annuity products in 49 states, the District of Columbia and the U.S. Virgin Islands. Its wholly-owned subsidiaries include AmerUs Life Insurance Company and AmVestors Financial Corporation, with three wholly-owned operating subsidiaries -- American Investors Life Insurance Company, Inc., Delta Life and Annuity Company and Financial Benefit Life Insurance Company.

     As of December 31, 2000, AmerUs Group's total assets were $11.5 billion and shareholders' equity totaled $834.0 million, including accumulated other comprehensive income.